Exhibit 99.1

Elite Pharmaceuticals, Inc. Concludes a Special Protocol Assessment with the FDA on a Pivotal Phase 3
Study on Elite’s Abuse Deterrent Oxycodone
Product

Northvale, NJ – November 9, 2007: Elite Pharmaceuticals, Inc. (AMEX: ELI) (the “Company”) today announced it has reached an agreement with the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) on a Phase 3 trial of ELI-216, Elite’s Abuse Deterrent Oxycodone product. Elite is now cleared to commence the Phase 3 clinical trials.

“We are pleased to have reached agreement with the FDA on the Special Protocol Assessment for our Phase 3 clinical trial for ELI-216, our abuse deterrent oxycodone formulation. The SPA agreement is a significant milestone for Elite and provides a clearly defined pathway towards regulatory approval of the company’s New Drug Application.” said Bernard Berk, Elite’s Chairman & CEO. “Elite is committed to developing and commercializing innovative new pain drugs which address the limitations of existing opioids used to treat and manage pain.”

About a Special Protocol Assessment

A Special Protocol Assessment (SPA) is a procedure by which sponsors and the FDA reach agreement on the design and size of clinical trials intended to form the primary basis to support approval of a New Drug Application. For more information about the Agency’s SPA process, please visit: http://www.fda.gov/cber/gdlns/protocol.htm

ELI-216 Pivotal Phase 3 Study Design

The ELI-216 pivotal trial is titled “A Multicenter, Randomized, Double-Blind, Placebo-Controlled, Phase 3 Clinical Study of ELI-216 Controlled-Release Capsules Containing Oxycodone Hydrochloride plus Naltrexone Hydrochloride in Patients with Moderate to Severe Chronic Pain Due to Osteoarthritis of the Hip or Knee.” This Phase 3 study is designed as a randomized withdrawal, placebo-controlled, double-blind trial which will be conducted at multiple centers in the U.S. The primary objective is to evaluate the safety and efficacy of ELI-216 controlled-release capsules administered once daily (QD) compared with placebo in the treatment of a pain associated with osteoarthritis. This study will aim to enroll approximately 150 patients in each treatment group in the double blind randomized withdrawal phase of the study (approximately 300 patients in total).

About ELI-216

Elite’s ELI-216 product is a controlled release product which contains oxycodone hydrochloride to treat moderate to severe chronic pain formulated in a manner to deter the diversion, unintended, and illegal use of the product. The illegal use of opioids by recreational users is a large and growing problem in the U.S. Elite’s abuse resistance technology is based on incorporating an opioid antagonist with an agonist in the same formulation in such a way that when administered as an intact product, only the agonist will be absorbed in a sustained manner with essentially no absorption of the antagonist. When the product is physically damaged with the intent of abusing it, the antagonist is also released and absorbed thereby antagonizing the effect of the opioid.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has two products currently being sold commercially and a pipeline of seven drug products under development in the therapeutic areas that include pain management, allergy and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite formed, together with VGS Pharma, LLC, Novel

Laboratories, Inc., as a separate specialty pharmaceutical company for the research, development, manufacturing, licensing and acquisition of specialty generic pharmaceuticals. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com